Exhibit 99.1

NeurogesX, Inc.

Stephen Ghiglieri

Executive Vice President, COO and CFO

(650) 358-3310

sghiglieri@neurogesx.com

NeurogesX Provides Regulatory Update For NGX-1998 Clinical Program

End-of Phase 2 FDA Guidance Supports Plan To Enter Phase 3

Development Later This Year

San Mateo, Calif., (August 7, 2012) – NeurogesX, Inc. (OTCQB: NGSX; OTCBB: NGSX), a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies, today provided an update on its regulatory process for NGX-1998, the Company’s next generation liquid formulation of prescription-strength capsaicin. NeurogesX recently received End-of-Phase 2 guidance from the U.S. Food and Drug Administration (FDA) regarding its previously announced plans for the Phase 3 clinical development of NGX-1998 as a treatment for neuropathic pain conditions, including key elements of its overall development plan related to manufacturing, applicator development and clinical trial design.

Ronald Martell, President and CEO, stated, “We are pleased with our recent interaction with the FDA. We have been working closely with the agency, and they have provided us with the guidance we need regarding our NGX-1998 development program, including Phase 3 trial design, manufacturing (CMC) plans and applicator development. Based on this guidance, we can now proceed toward achieving our goal of enabling the Phase 3 trial by the end of this calendar year. Additionally, this guidance represents a key element of clarity that we expect will support our partnering goals for NGX-1998.”

Stephen J. Peroutka, M.D., Executive Vice President and Chief Medical Officer, added, “We are very appreciative of the agency’s assessment of our proposed development program. We believe that an opportunity exists to leverage both our internal expertise in neuropathic pain and the large body of data that we have accumulated and that is still being generated with Qutenza. Taken together, we believe that these factors will allow for a focused and efficient development path for NGX-1998.”

About NeurogesX, Inc.

NeurogesX, Inc. (OTCQB: NGSX; OTCBB: NGSX) is a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies to address unmet medical needs and improve patients’ quality of life.

The Company’s lead product, Qutenza®, is currently approved in the United States and the European Union. Qutenza® is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza® is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European affiliate of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed four Phase 1 clinical trials and one Phase 2 clinical trial in PHN patients, and the Company believes that NGX-1998 is now enabled to enter Phase 3 development.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to statements regarding: NGX-1998 being ready for entry into Phase 3 development and the planned timing of entry of NGX-1998 into a Phase 3 clinical trial; potential use of data from Qutenza development to support development of NGX-1998; and potential benefits of FDA End-of-Phase 2 guidance for partnering efforts and for further development of NGX-1998. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: NGX-1998 may fail to demonstrate sufficient safety or efficacy in clinical trials to support further development or potential marketing approval; difficulties or delays in further clinical development of NGX-1998, including difficulties or delays in initiating Phase 3 clinical trials; market acceptance of Qutenza in already approved indications may not be sufficient to support further pursuit of commercialization of Qutenza or could have an effect on NeurogesX’ development or other plans with respect to NGX-1998; Qutenza, NGX-1998 and NeurogesX’ other product candidates may have unexpected adverse side effects; delay or prevention of commercialization or development activities due to unexpected expenses or a lack of sufficient resources; and difficulties or delays in identifying potential strategic partners for Qutenza and NGX-1998 and negotiating and entering into agreements with such entities. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

Additional Contacts:

The Ruth Group

Stephanie Carrington / Nicole Greenbaum (investors)

(646) 536-7017 / 7009

scarrington@theruthgroup.com / ngreenbaum@theruthgroup.com

Victoria Aguiar (media)

(646) 536-7013

vaguiar@theruthgroup.com

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